Exhibit 99.1

FOR IMMEDIATE RELEASE	February 14, 2005

VALSPAR REPORTS FIRST QUARTER EARNINGS

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE-VAL), a leading coatings manufacturer, reported today net income for the first quarter ended January 28, 2005 of $11,698,000 versus net income of $18,386,000 for the comparable period last year. Diluted earnings were $0.22 per share, consistent with revised expectations announced February 2nd and down from $0.35 per share reported a year ago. Sales for the quarter increased 11.1% to $557,144,000, compared to $501,591,000 last year.

Commenting on the first quarter, Richard M. Rompala, Chairman and Chief Executive Officer, said, “First quarter results reflect continuing sales strength in all our businesses and the impact of significantly higher raw material costs on our profit margins. While we expect these trends to continue in the second quarter, we also anticipate that additional pricing actions will begin to restore our margins to acceptable levels.”

For further information, contact Lori A. Walker, Vice President, Controller and Treasurer of Valspar at 612-375-7350.

Note: Valspar will host a conference call on Monday, February 14th at 10:00 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 769885.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future significant acquisitions, including risks of adverse changes in the results of acquired businesses, risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; changes in the Company’s relationships with customers and suppliers; unusual weather conditions that might adversely affect sales; changes in raw materials pricing and availability; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

COMPARATIVE CONSOLIDATED EARNINGS
For the Quarters Ended January 28, 2005 and January 30, 2004

(Dollars in thousands, except per share amounts)	First Quarter (Unaudited)	First Quarter (Unaudited)

	2005	2004

Net Sales	$557,144	$501,591
Cost of Sales	404,334	345,239
Operating Expenses	122,115	116,100

Income From Operations	30,695	40,252
Interest Expense	10,532	10,390
Other Expense/(Income), Net	1,594	207

Income Before Income Taxes	18,569	29,655
Income Taxes	6,871	11,269

Net Income	$11,698	$18,386

Net Income per Common Share-basic	$0.23	$0.36
Net Income per Common Share-diluted	$0.22	$0.35

Average Number of Shares O/S-basic	51,440,090	50,874,763
Average Number of Shares O/S-diluted	52,632,435	52,602,010

THE VALSPAR CORPORATION
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	January 28, 2005	October 29, 2004	January 30, 2004

Assets	(Unaudited)		(Unaudited)
Current Assets:
Cash and Cash Equivalents	$46,018	$54,143	$38,854
Accounts Receivable, Net	425,810	411,635	390,852
Inventories	248,106	210,554	208,078
Other	127,049	125,983	112,686

Total Current Assets	846,983	802,315	750,470
Goodwill, Net	1,009,870	996,562	1,004,445
Other Assets, Net	404,514	406,950	387,173
Property, Plant & Equipment, Net	433,834	428,431	422,172

Total Assets	$2,695,201	$2,634,258	$2,564,260

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable to Banks	$320,810	$168,208	$76,400
Trade Accounts Payable	241,131	234,446	188,648
Income Taxes	41,700	45,254	48,000
Accrued Liabilities	220,350	270,303	211,162

Total Current Liabilities	823,991	718,211	524,210
Long Term Debt	465,246	549,073	790,885
Deferred Liabilities	369,208	366,611	352,175
Stockholders’ Equity	1,036,756	1,000,363	896,990

Total Liabilities and Stockholders’ Equity	$2,695,201	$2,634,258	$2,564,260